Exhibit 10.7

EXECUTION VERSION

COLLATERAL TRUST AND INTERCREDITOR AGREEMENT

Dated as of August 5, 2011

Among

DYNEGY POWER, LLC,

DYNEGY GAS INVESTMENTS HOLDINGS, LLC,

THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Trustee,

and

EACH OTHER PERSON PARTY HERETO FROM TIME TO TIME

7.3	Exculpatory Provisions	40
7.4	Non-Reliance on Collateral Trustee and Other Secured Parties	42
7.5	Collateral Trustee in Individual Capacity	42
7.6	Successor Collateral Trustee	42
7.7	Security Documents	43
7.8	Indemnification	44
7.9	No Risk of Funds	44

SECTION 8.	Reliance; Waivers; Etc.	44

8.1	Reliance	44
8.2	No Warranties or Liability	45
8.3	No Waiver	45
8.4	Obligations Unconditional	45

SECTION 9.	Miscellaneous	46

9.1	Conflicts	46
9.2	Effectiveness; Continuing Nature of this Agreement; Severability	46
9.3	Amendments; Waivers.	46
9.4	Voting	47
9.5	Information Concerning Financial Condition of the Loan Parties	48
9.6	SUBMISSION TO JURISDICTION; WAIVERS	48
9.7	Notices	49
9.8	Further Assurances; Insurance	50
9.9	APPLICABLE LAW	50
9.10	Binding on Successors and Assigns	50
9.11	Specific Performance	50
9.12	Headings	50
9.13	Counterparts	50
9.14	Authorization	51
9.15	No Third Party Beneficiaries	51
9.16	Provisions Solely to Define Relative Rights	51
9.17	Additional Guarantors	51
9.18	Rights under Hedges	51
9.19	Effect on Other Holdings Assets; Scope of Liability	52
9.20	Insolvency	52
9.21	Rights and Immunities of Secured Debt Representatives.	52

ANNEXES

Annex I	–	Notices

EXHIBITS

Exhibit A	–	Form of Accession Agreement
Exhibit B	-	Form of Additional Guarantor Accession Agreement

COLLATERAL TRUST AND INTERCREDITOR AGREEMENT

This COLLATERAL TRUST AND INTERCREDITOR AGREEMENT is dated as of August 5, 2011, and entered into by and among DYNEGY GAS INVESTMENTS HOLDINGS, LLC (“Intermediate Holdings”), DYNEGY POWER, LLC (the “Borrower”), the Subsidiary Guarantors (as defined below), CREDIT SUISSE AG, CAYMAN ISLAND BRANCH (“Credit Suisse”), in its capacity as collateral trustee for the Secured Parties (as defined below), CREDIT SUISSE, as Administrative Agent (as defined below), and each of the other Persons (as defined below) party hereto from time to time in accordance with the terms hereof. Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

PRELIMINARY STATEMENT

(1) The Borrower, the lenders party thereto from time to time (the “Lenders”), Credit Suisse as administrative agent (in such capacity, and including any successor administrative agent thereto, the “Administrative Agent”), Credit Suisse as collateral trustee (in such capacity, and including any successor Collateral Trustee thereto, the “Collateral Trustee”), and each other Person from time to time party thereto, are entering into a Credit Agreement, dated as of the date hereof (as amended, or Amended and Refinanced, the “Credit Agreement”), which provides, among other things, for the provision of the borrowing of up to $1,100,000,000 pursuant to a term loan facility.

(2) Pursuant to the Guarantee and Collateral Agreement, the Subsidiary Guarantors have guaranteed the Borrower’s obligations under the Financing Documents.

(3) Pursuant to the Pledge Agreement, Intermediate Holdings has pledged its interest in the Equity Interests of the Borrower held by it to the Collateral Trustee for the benefit of the Secured Parties.

(4) The Grantors may from time to time after the date hereof enter into Secured Commodity Hedges, Secured Interest Rate Hedges, Secured Treasury Services Agreements and Secured Credit Facilities to the extent permitted under the Financing Documents as then in effect.

(5) (a) The obligations of the Borrower under the Credit Agreement, the Guarantee and Collateral Agreement and under each Secured Commodity Hedge, each Secured Interest Rate Hedge, each Secured Treasury Services Agreement and each Secured Credit Facility to which it is a party, (b) the obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement and under each Secured Commodity Hedge, Secured Interest Rate Hedge, Secured Treasury Services Agreement and each Secured Credit Facility to which it is a party, and (c) the obligations of Intermediate Holdings under each Secured Credit Facility to which it is party, in each case will be secured on a first priority basis by Liens on the Collateral pursuant to the terms of the Security Documents.

(6) The Financing Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral and certain other matters.

(7) In order to induce the Secured Parties to enter into the transactions contemplated by the Financing Documents, each of the parties hereto has agreed to the agency, intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Commodity Counterparty” shall mean any Person who, at the time the applicable Eligible Commodity Hedging Agreement is entered into, (i) in the ordinary course purchases or sells power or enters into commodity transactions and (ii)(A) has a corporate rating of BBB- or higher by S&P and a corporate family rating of Baa3 or higher by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if either of such ratings agencies is not then in the business of providing such ratings), or (B) whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice for similarly situated Persons from Persons that have the ratings described in clause (A) above.

“Acceptable Financial Counterparty” shall mean any Person who, at the time the applicable Eligible Commodity Hedging Agreement, Interest Rate/Currency Hedging Agreement or Treasury Services Agreement is entered into, (a) in the ordinary course enters into financial derivative transactions (including rate swaps, commodity hedges, swaps, futures or options) or commodity transactions (including power purchase or sale or gas purchase or sale and tolling agreements) or provides treasury services or cash management services and (b)(i) has a corporate rating of A- or higher by S&P and a corporate family rating of A3 or higher by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if either of such rating agencies is not then in the business of providing such ratings), or (ii) whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice for similarly situated Persons from Persons that have the ratings described in clause (i) above.

“Accession Agreement” shall mean an Accession Agreement substantially in the form attached hereto as Exhibit A.

“Additional Guarantor Accession Agreement” shall mean an accession agreement substantially in the form of Exhibit B.

“Administrative Agent” shall have the meaning specified in the preliminary statement to this Agreement.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or under common Control with the specified Person.

“Agent” shall mean the Collateral Trustee, the Administrative Agent and any other Secured Debt Representative that is an administrative agent or collateral trustee under a Secured Credit Facility, as the context may require.

“Agreement” shall mean this Collateral Trust and Intercreditor Agreement.

“Agreement Value” shall mean, in respect of Hedging Obligations, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the applicable Loan Party would be required to pay if the agreements governing such Hedging Obligations were terminated on such date.

“as Amended and Refinanced” shall mean and include, in respect of any Indebtedness, or the agreement or contract pursuant to which such Indebtedness is incurred, (a) such Indebtedness (or any portion thereof) or related agreement or contract as extended, renewed, defeased, amended, amended and restated, supplemented, modified, restructured, refinanced, replaced, refunded or repaid, and (b) any other Indebtedness issued or incurred in exchange or replacement for or to refinance such Indebtedness, in whole or in part, whether with the same or different lenders, noteholders, arrangers, trustees and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted to be issued or incurred under the terms of all of the Financing Documents then in effect.

“Asset Sale” shall mean a sale, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of Property with, any Person, in one transaction or a series of transactions, of all or part of the Grantors’ Properties, whether now owned or hereafter acquired, leased or licensed, to the extent such sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other disposition is permitted (if addressed therein, or, otherwise not prohibited) under the terms of all of the Financing Documents as then in effect.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Borrower” shall have the meaning specified in the introductory statement to this Agreement.

“Breakage Costs” shall mean, with respect to any borrowing of a loan under the Credit Agreement or any Secured Credit Facility, the loss, cost and expense attributable to (a) the prepayment of the principal amount of such loan other than on the last day of the applicable interest period for such loan, (b) the prepayment of the principal amount of such loan on any date other than on the last day of the applicable interest period for such loan or (c) the revocation by the applicable Loan Party of any notice of borrowing or notice of issuance submitted pursuant to the Credit Agreement or any Secured Credit Facility, after the applicable minimum period for the submission of such notice of borrowing or notice of issuance, as applicable, specified therein, any default in the making of any prepayment required to be made thereunder after notice of such prepayment has been delivered by the applicable Loan Party or the failure of the conditions precedent to be met after delivery of any such notice of borrowing or notice of issuance and, shall include, for the avoidance of doubt, any amount payable pursuant to Section 2.16 of the Credit Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, for the purposes of this definition, as in effect, and as consistently applied by that Person on the Closing Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing Date” shall mean August 5, 2011.

“Collateral” shall mean all property and assets over which a Lien is granted or intended or purported to be granted in favor of the Collateral Trustee, for the benefit of the Secured Parties, by the Loan Parties under the Security Documents. For the avoidance of doubt, Collateral shall not include Excluded Assets.

“Collateral Trustee” shall have the meaning specified in the preliminary statement to this Agreement.

“Commodity Hedging Agreement” shall mean any agreement (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, tolling agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, weather derivatives agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy or weather related commodity, service or risk, price or price indices for any such commodities, services or risks or any other similar derivative agreements, any renewable energy credits, carbon emission credits and any other “cap and trade” related credits, assets or attributes with an economic value and any other similar agreements, entered into by the Borrower or any Subsidiary Guarantor, in each case under this definition, (i) in the ordinary course of business, or (ii) otherwise consistent with Prudent Industry Practice in order to manage fluctuations in the price or availability to the Borrower or any Subsidiary Guarantor of any commodity and/or manage the risk of adverse or unexpected weather conditions.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” shall have the meaning specified in the preliminary statement to this Agreement.

“Credit Facility Agreement” shall mean any revolving credit facility agreement and/or letter of credit facility agreement entered into by a Loan Party to the extent permitted by Section 6.01 of the Credit Agreement.

“Credit Facility Debt” shall mean all Obligations under, or with respect to, Secured Credit Facilities.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“DIP Financing” shall have the meaning specified in Section 6.1.

“Discharge of Obligations” shall mean, except to the extent otherwise expressly provided in Section 6.2:

(a) that a Discharge of Specific Debt has occurred with respect to each Series of Secured Debt;

(b) that a Discharge of Specific Secured Hedge Agreement has occurred with respect to each Secured Hedge Agreement; and

(c) payment in full in cash of all other Obligations (including Obligations under Secured Treasury Services Agreements) that are outstanding and unpaid at the time clauses (a) and (b) are satisfied (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Specific Debt” shall mean, with respect to any Series of Secured Debt, the occurrence of each of the following with respect to such Series of Secured Debt:

(a) termination or expiration of all commitments to extend credit that would constitute such Series of Secured Debt;

(b) payment in full in cash of the principal of (other than with respect to undrawn letters of credit, but including unreimbursed amounts under any drawn letters of credit) and interest, fees and premium (if any) on such Series of Secured Debt;

(c) with respect to any undrawn letters of credit either (x) discharge or cash collateralization (at the lower of (A) 103% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Financing Document) of all outstanding letters of credit issued pursuant to such Series of Secured Debt; (y) the deemed reissuance with the consent of the issuer of such outstanding letters of credit and any holder of the related Series of Secured Debt that has reimbursement obligations with respect to such outstanding letters of credit of such letters of credit under another credit facility (whether or not such credit facility constitutes a Series of Secured Debt hereunder) provided that if such letters of credit are deemed reissued under another Series of Secured Debt hereunder then they will be outstanding under such other Series of Secured Debt; or (z) the issuer of each such letter of credit has notified the Collateral Trustee in writing that alternative arrangements satisfactory to such issuer and to the holders of the related Series of Secured Debt that has reimbursement obligations with respect thereto have been made; and

(d) payment in full in cash of all other Obligations owing under the Financing Documents for such Series of Secured Debt that are outstanding and unpaid at the time that the requirements of clauses (a) through (c) above are satisfied (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Specific Secured Hedge Agreement” shall mean with respect to any given Secured Hedge Agreement: (a) all Obligations in respect of such Secured Hedge Agreement have been paid in full in accordance with the terms thereof and all transactions entered into under such Secured Hedge Agreement have expired or have been terminated or (b) the Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank, as applicable, in respect of such Secured Hedge Agreement shall have notified the Collateral Trustee in writing that alternative collateral arrangements or other arrangements satisfactory to such Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank have been made (other than, in the case of clause (a) or (b), any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Early Termination Event” shall mean, with respect to any Secured Hedge Agreement, the occurrence of any termination event or any event of default (howsoever defined) under any such Secured Hedge Agreement which has resulted in the termination of all transactions or all affected transactions under such Secured Hedge Agreement.

“Eligible Commodity Hedging Agreement” shall mean any Commodity Hedging Agreement entered into by the Borrower or any Subsidiary Guarantor with an Eligible Commodity Hedging Counterparty, which, individually or together with other Commodity Hedging Agreements (other than Commodity Hedging Agreements that are either unsecured, are supported by letters of credit or Guarantees from Persons that are not Loan Parties (but, in each case, not secured by all or substantially all of the assets of any Loan Party)) entered into or being entered into with such counterparty or its affiliates, is at the time entered into reasonably expected to hedge the anticipated exposure of the Borrower or the relevant Subsidiary Guarantor(s) to one or more commodity price risks relating to the business and operations of the Borrower or the relevant Subsidiary Guarantor; provided that any Commodity Hedging Agreement that is entered into to offset all or any portion of an outstanding Eligible Commodity Hedging Agreement shall constitute an Eligible Commodity Hedging Agreement so long as, at the time entered into, such offsetting Commodity Hedging Agreement, together with all other outstanding Eligible Commodity Hedging Agreements, in the aggregate, are reasonably expected to hedge the anticipated exposure of the Borrower or the relevant Subsidiary Guarantor(s) to one or more commodity price risks relating to the business and operations of the Borrower or the relevant Subsidiary Guarantor.

“Eligible Commodity Hedging Counterparty” shall mean a counterparty to an Eligible Commodity Hedging Agreement that, at the time the relevant Eligible Commodity Hedging Agreement is entered into, is either an Acceptable Commodity Counterparty or an Acceptable Financial Counterparty.

“Eligible Hedge Amount” shall mean, as of any date of determination with respect to any Secured Hedge Agreement, (a) if such date is prior to the occurrence of an Early Termination Event in respect of such Secured Hedge Agreement, the greater of (i) the Floor Amount (if any) applicable to such Secured Commodity Hedge and (ii) an amount equal to (A) the Outstanding Amount (if any, calculated in accordance with subclause (b)(i) of that definition) applicable to such Secured Hedge Agreement at such time less (B) (so long as no Other Credit Support Exception has occurred) the aggregate amount of Other Credit Support Amounts under any Other Credit Support issued or pledged in favor of the applicable Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank to support the Obligations of the applicable Grantor under such Secured Hedge Agreement and (b) if such date is on or after the occurrence of an Early Termination Event in respect of such Secured Hedge Agreement, an amount equal to (i) the Outstanding Amount (if any, calculated in accordance with subclause (b)(ii) of that definition) applicable to such Secured Hedge Agreement less (ii) (so long as no Other Credit Support Exception has occurred) the aggregate amount of Other Credit Support Amounts under any Other Credit Support issued or pledged in favor of the applicable Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank to support the Obligations of the applicable Grantor under such Secured Hedge Agreement.

“Environmental Action” shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Law” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements relating to either the protection of the environment or natural resources, the protection of human health and safety (as such relate to the exposure to Hazardous Materials), or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Event of Default” shall mean (i) any event or condition which, under the terms of any Series of Secured Debt causes, or permits holders of Obligations outstanding thereunder (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has lapsed) to cause, the Obligations outstanding thereunder to become immediately due and payable or (ii) any Early Termination Event under any Secured Commodity Hedge, in each case unless the respective Obligations have been repaid in accordance with the terms of the respective Financing Documents.

“Excluded Assets” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Financing Documents” shall mean, collectively (without duplication), this Agreement, the Credit Agreement, each Secured Interest Rate Hedge, each Secured Treasury Services Agreement, each Secured Commodity Hedge, each Secured Credit Facility (and the related Credit Facility Agreement), the Security Documents and all other agreements, promissory notes, instruments, documents and certificates executed by or on behalf of any Loan Party in connection with any of the foregoing, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Floor Amount” shall mean as of any date of calculation, with respect to any Secured Hedge Agreement, the sum of the aggregate amount identified (if any) as the “floor amount” (which shall be calculated based on the expected exposure of the applicable Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank to the Borrower or the applicable Subsidiary Guarantor under such Secured Hedge Agreement, as determined by the Borrower or the applicable Subsidiary Guarantor and such Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank in good faith on an arms-length basis consistent with market practice in the independent power generating industry) for such Secured Hedge Agreement and set forth in one or more contracts, confirmations, schedules or other writings issued and agreed by the applicable Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank and the Borrower or the applicable Subsidiary Guarantor party to such Secured Hedge Agreement; provided that (a) no such “floor amount” shall be effective for any purpose hereunder unless, promptly following each such determination, the Borrower shall have notified the Collateral Trustee in writing of the relevant “floor amount” and the Secured Hedge

Agreement to which such “floor amount” applies, (b) the “Floor Amount” for all Secured Hedge Agreement shall not exceed $250,000,000 in the aggregate at any time and (c) to the extent that there are no transactions outstanding under a Secured Hedge Agreement, the “Floor Amount” for such Secured Hedge Agreement shall be zero.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” shall mean the Borrower and each Subsidiary Guarantor.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean that certain Guarantee and Collateral Agreement dated as of the date hereof by and among the Borrower, the Subsidiary Guarantors and the Collateral Trustee, on behalf of and for the benefit of the Secured Parties.

“Guaranty” shall mean a guaranty given by a Grantor in favor of the Collateral Trustee (for and on behalf of the Secured Parties) under the Guarantee and Collateral Agreement.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated as a pollutant, contaminant, or as “hazardous,” or “toxic” (or terms of similar intent or meaning), by or pursuant to any Environmental Law.

“Hazardous Materials Activity” shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the generation, use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk, (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates and (d) agreements (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, tolling agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, in each case under clauses (a), (b), (c) and (d), entered into by such Person, including Interest Rate/Currency Hedging Obligations, obligations under Eligible Commodity Hedging Agreements and obligations under Commodity Hedging Agreements.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and tax liabilities), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person in respect of its Hedging Obligations, valued at the Agreement Value thereof, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person as an account party in respect of letters of credit, (m) all obligations of such Person in respect of bankers’ acceptances, (n) net cash payment obligations of such Person with respect to any forward sale, prepayment or similar contract or Hedging Obligations in each case pursuant to which the Borrower or any of its Subsidiaries has received a prepayment by a counterparty thereto and (o) other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing); provided that “Indebtedness” shall exclude (i) in the case of clause (n) of this definition, spot and forward purchase and sales contracts that are entered into in the ordinary course of the Borrower’s or any of its Subsidiaries’ trading or power generation businesses and not intended to function primarily as a borrowing of funds and (ii) all Excluded Obligations (as defined in the Credit Agreement). The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner except to the extent expressly non-recourse to such Person.

“Indemnified Costs” shall have the meaning set forth in Section 7.8(a).

“Insolvency or Liquidation Proceeding” shall mean:

(a) any voluntary or involuntary case or proceeding under any Debtor Relief Laws with respect to any Loan Party;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of its respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party; or

(e) any other proceeding of any type or nature in which substantially all claims of creditors of any Loan Party are determined and any payment or distribution is or may be made on account of such claims.

“Interest Expense” shall mean, for any period, all interest, commitment fees, letter of credit fees, participation fees and Breakage Costs in respect of outstanding Obligations accrued, capitalized or payable during such period (whether or not actually paid during such period) pursuant to the terms of the respective Financing Documents.

“Interest Rate/Currency Hedging Agreement” shall mean any agreement of the type described in clauses (a), (b) or (c) of the definition of “Interest Rate/Currency Hedging Obligations”.

“Interest Rate/Currency Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, in each case under clauses (a), (b) and (c), entered into by such Person in the ordinary course of business and not for speculative purposes.

“Interest Rate Hedge Bank” shall mean any Acceptable Financial Counterparty that is a party to any Secured Interest Rate Hedge; provided that, in the case of any Interest Rate Hedge Bank that is not a party to this Agreement as of the date hereof, such Interest Rate Hedge Bank shall have executed and delivered to the Collateral Trustee an Accession Agreement pursuant to which such Interest Rate Hedge Bank has become a party to this Agreement and has agreed to be bound by the obligations of a Secured Party under the terms hereof.

“Intermediate Holdings” shall have the meaning specified in the preliminary statement to this Agreement.

“Intermediate Holdings Collateral” shall mean the Pledged Collateral (as such term is defined in the Pledge Agreement.

“Lenders” shall have the meaning specified in the preliminary statements to this Agreement.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Parties” shall mean Intermediate Holdings, the Borrower and the Subsidiary Guarantors.

“Modification” shall have the meaning specified in Section 5.5(d).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Property” shall have the meaning specified in Section 5.5(d).

“Mortgages” shall mean a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted by a Grantor to secure any Obligations or under which rights or remedies with respect to any such Liens are governed.

“Notice of Event of Default” shall have the meaning set forth in Section 7.4.

“Obligations” shall mean all obligations, liabilities and Indebtedness (whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise), of the Loan Parties of every kind, nature and description, whether now existing or hereafter arising, whether matured or unmatured, under any Financing Document. “Obligations” shall include all interest, fees, costs and other amounts chargeable under the applicable Financing Documents that accrued or accruing (or which would, absent the commencement of any Insolvency or Liquidation Proceeding, accrue) after commencement of any Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Financing Document, whether or not the claim for such interest, fees, costs or other amounts is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Officers’ Certificate” means a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of the Borrower by a Responsible Officer of the Borrower, including:

(1) a statement that the Person making such certificate has read such covenant or condition;

(2) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(3) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

“Ordinary Course Settlement Payments” shall mean all regularly scheduled payments due under any Secured Hedge Agreement from time to time, calculated in accordance with the terms of such Secured Hedge Agreement, but excluding, for the avoidance of doubt any Termination Payments due and payable under such Secured Hedge Agreement in connection with an Early Termination Event.

“Other Credit Support” shall mean any letter of credit, guaranty of the relevant Secured Hedge Agreement or cash collateral issued or pledged, as applicable, as contemplated or required by the relevant Secured Hedge Agreement in favor of the applicable Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank, as applicable, (other than pursuant to the Security Documents) to support the Obligations of the Borrower or any Subsidiary Guarantor under such Secured Hedge Agreement, which letter of credit, guaranty or cash collateral, as applicable, satisfies the requirements of such Secured Hedge Agreement with respect to letters of credit, guaranties or cash, as applicable. For avoidance of doubt, Other Credit Support shall not include separate insurance, credit default swap protection or other protection against loss arranged by the Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank, as applicable, for its own account or (y) any guarantees provided by one or more Loan Parties or Collateral provided pursuant to the Security Documents.

“Other Credit Support Amount” shall mean the sum of (a) the amount of cash constituting Other Credit Support, (b) the amount payable under any guaranty constituting Other Credit Support and (c) the amount available to be drawn under any letter of credit constituting Other Credit Support.

“Other Credit Support Exception” shall mean (a) with respect to any Other Credit Support constituting a guaranty, the guarantor thereunder fails to make payment after receipt of a demand for payment thereunder made in accordance with the terms of such guaranty, within three Business Days of its receipt of such demand or (b) with respect to any Other Credit Support constituting a letter of credit, the occurrence and continuance of any of the following: (i) a restraint or injunction shall be threatened against the issuer of such letter of credit or the applicable Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank, as applicable, that is the beneficiary thereof that restrains or limits or seeks to restrain or limit a draw upon, or the application of proceeds from, such letter of credit prior to, concurrently with, or following such draw or application, (ii) the issuing bank of such letter of credit shall be subject to a bankruptcy proceeding or (iii) the issuing bank of such letter of credit shall have disavowed, repudiated or dishonored its obligations under such letter of credit after, if applicable, delivery to such issuing bank of a conforming draw request thereunder.

“Outstanding Amount” shall mean:

(a) with respect to any Series of Secured Debt, at any time, an amount equal to the sum of (i) the aggregate outstanding principal amount of the Obligations of such Series of Secured Debt (including the face amount of outstanding letters of credit whether or not then available or drawn) and (ii) except during any period in which the Collateral Trustee has exercised remedies or the protections of Liens on Collateral, the aggregate unfunded commitments to extend credit which, when funded, would constitute Obligations under such Series of Secured Debt;

(b) with respect to any Secured Hedge Agreement, (i) at any time prior to the occurrence of an Early Termination Event under such Secured Hedge Agreement, the amount of all Obligations (including Ordinary Course Settlement Payments, Termination Payments and related Interest Expense) that would be owed to the applicable Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank under such Secured Hedge Agreement if there occurred at such time an Early Termination Event under such Secured Hedge Agreement where the Borrower or any Subsidiary Guarantor party thereto is the sole “Affected Party” or the “Defaulting Party” (or equivalent term), or (ii) at any time from and after the occurrence of an Early Termination Event under such Secured Hedge Agreement, the amount of all Obligations (including Ordinary Course Settlement Payments, Termination Payments and related Interest Expense) then due and owing to the applicable Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank under such Secured Hedge Agreement; and

(d) with respect to any Secured Treasury Services Agreement for the purposes of Sections 4.4(a) and 7.8 only, an amount equal to the aggregate outstanding amount of the Obligations in respect of such Secured Treasury Services Agreement.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge Agreement” shall mean the pledge agreement between Intermediate Holdings and the Collateral Trustee for the benefit of the Secured Parties pursuant to which Intermediate Holdings pledges all of its Equity Interests in the Borrower.

“Pledged Collateral” shall mean, as the context may require, (a) any Collateral, to the extent that possession or control thereof is necessary to perfect a Lien thereon under the UCC, including any deposit account or securities account (as such terms are defined in the UCC), (b) any rights to receive payments under any insurance policy that constitute Collateral and with respect to which a secured party is required to be named as an additional insured or a loss payee in order to perfect a Lien thereon and/or (c) any other Collateral with respect to which a secured party must be listed on a certificate of title in order to perfect a Lien thereon.

“Property” shall mean any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practice” shall mean those practices or methods as are commonly used or adopted by Persons in the independent power generation industry in the United States, in connection with the conduct of such industry, in each case as such practices or methods may evolve from time to time, consistent with all applicable requirements of law.

“Refinance” shall mean, in respect of any Indebtedness, (a) such Indebtedness (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid and (b) any other Indebtedness issued in exchange or replacement for or to refinance such Indebtedness, in whole or in part, whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of all of the Financing Documents as then in effect. “Refinanced” and “Refinancing” shall have correlative meanings.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Remedy Event” shall have the meaning set forth in Section 4.2.

“Required Lenders” shall mean, at any time with respect to any matter, Secured Parties owed or holding more than 50% of, subject to any voting restrictions set forth in the applicable Financing Document for a Series of Secured Debt, the Outstanding Amount under such Series of Secured Debt.

“Required Secured Parties” shall mean, at any time with respect to any matter, Secured Parties owed or holding more than 50% of the sum of (without duplication) (a) subject to any voting restrictions set forth in the applicable Financing Document for a Series of Secured Debt, the Outstanding Amount under the Credit Agreement and/or any Secured Credit Facility at such time and (b) the Eligible Hedge Amount under each Secured Commodity Hedge and each Secured Interest Rate Hedge at such time.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Section 6.02(z) Asset” shall mean any asset or property owned by any Grantor on which a Lien is permitted to be granted by Section 6.02(z) of the Credit Agreement; provided that such asset or property shall (a) not have a Fair Market Value in excess of the lesser of (x) the amount of the liabilities secured by such Lien and (y) $25,000,000, (b) not constitute Equity Interests in the Borrower or any Material Subsidiary, (c) shall cease to be a Section 6.02(z) Asset upon the release of such Lien and (d) be subject to the junior Lien and security interest of the Collateral Trustee under the Security Documents except to the extent that the contract or written agreement governing such permitted Lien or the liabilities secured thereby expressly prohibits the grant pursuant to the Security Documents of a Lien on and a security interest in such asset but, only for so long as and to the extent that such prohibition remains in place.

“Secured Commodity Hedge” shall mean each Eligible Commodity Hedging Agreement entered into by the Borrower or a Subsidiary Guarantor after the date hereof which requires that the obligations of such Borrower or a Subsidiary Guarantor be secured by a Lien on the Collateral; provided that, with respect to each Secured Commodity Hedge, the Eligible Commodity Hedging Counterparty party thereto shall have executed and delivered to the Collateral Trustee an Accession Agreement pursuant to which such Eligible Commodity Hedging Counterparty has become a party to this Agreement and has agreed to be bound by the obligations of a Secured Party under the terms hereof.

“Secured Credit Facility” shall mean each Credit Facility Agreement (including any guarantees thereof by the Subsidiary Guarantors) entered into by the Borrower after the date hereof which (i) requires that the obligations of the Borrower thereunder be secured by a Lien on the Collateral and (ii) is permitted (if addressed therein, or, otherwise not prohibited) by the Financing Documents, at the time such Credit Facility Agreement is entered into, to be secured by a Lien on the Collateral; provided that, with respect to each Secured Credit Facility, the applicable Secured Debt Representative on behalf of the creditors thereto shall have executed and delivered to the Collateral Trustee an Accession Agreement in accordance with the provisions of this Agreement pursuant to which such applicable Secured Debt Representative has become a party to this Agreement and agreed (on its behalf and on behalf of the applicable secured creditors) to be bound by the obligations of a Secured Party under the terms hereof.

“Secured Debt Representative” shall mean (a) with respect to the Lenders under the Credit Agreement, the Administrative Agent, (b) with respect to the lenders and other finance parties under any Secured Credit Facility, the administrative agent or similar representative who maintains the applicable transfer register, (c) with respect to any Secured Interest Rate Hedge, the Interest Rate Hedge Bank party thereto, (d) with respect to any Secured Commodity Hedge, the Eligible Commodity Hedging Counterparty party thereto and (e) with respect to any Secured Treasury Services Agreement for the purposes of Section 4.4(a) only, the Treasury Services Provider party thereto.

“Secured Hedge Agreement” shall mean each Secured Commodity Hedge and each Secured Interest Rate Hedge.

“Secured Interest Rate Hedge” shall mean each Interest Rate/Currency Hedging Agreement entered into by the Borrower or any Subsidiary Guarantor after the date hereof which requires that the obligations of such Person be secured by a Lien on the Collateral; provided that, with respect to each Secured Interest Rate Hedge, the Interest Rate Hedge Bank party thereto shall have executed and delivered to the Collateral Trustee an Accession Agreement pursuant to which such Interest Rate Hedge Bank has become a party to this Agreement and has agreed to be bound by the obligations of a Secured Party under the terms hereof.

“Secured Parties” shall mean, at any time, the holders of Obligations at such time, including the Administrative Agent, the Collateral Trustee, the Lenders, the Secured Debt Representatives, the Interest Rate Hedge Banks, the Treasury Services Providers, the Eligible Commodity Hedging Counterparties and the lenders and other finance parties (and agents) party to any Secured Credit Facility.

“Secured Treasury Services Agreement” shall mean each Treasury Services Agreement entered into by the Borrower or any Subsidiary Guarantor after the date hereof which requires that the obligations of such Person be secured by a Lien on the Collateral; provided that, with respect to each Secured Treasury Services Agreement, the Treasury Services Provider party thereto shall have executed and delivered to the Collateral Trustee an Accession Agreement pursuant to which such Treasury Services Provider has become a party to this Agreement and has agreed to be bound by the obligations of a Secured Party under the terms hereof.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Pledge Agreement, the Mortgages and each other agreement, document or instrument executed and delivered pursuant to any of the foregoing (including pursuant to Section 5.12 of the Credit Agreement or any similar provision of any other Financing Document) that creates or purports to create a Lien in favor of the Collateral Trustee for the benefit of the Secured Parties.

“Series of Secured Debt” shall mean, severally, the Credit Agreement and any Secured Credit Facility.

“Subsidiary” shall mean any subsidiary of the Borrower.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or held (directly or indirectly through one or more subsidiaries) or (b) which is a partnership with respect to which such parent is the sole general partner of and Controls such partnership.

“Subsidiary Guarantor” shall mean each of the Persons identified on the signature pages hereto as a “Subsidiary Guarantor” and each other Subsidiary of the Borrower which is required to guarantee the Obligations from time to time pursuant to the terms of the Financing Documents and which shall have executed and delivered to the Collateral Trustee an Additional Guarantor Accession Agreement pursuant to which such Subsidiary Guarantor has become a party to this Agreement and has agreed to be bound by the obligations of a Grantor and Loan Party under the terms hereof.

“Supplemental Collateral Trustee” shall have the meaning set forth in Section 7.2(b).

“Swap Transactions” shall mean any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Secured Hedge Agreement.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP, for the purposes of this definition as in effect and consistently applied by such Person on the Closing Date, and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Termination Payment” shall mean the amount, if any, payable by the Grantors in connection with an Early Termination Event of any Secured Hedge Agreement, including any “Settlement Amount” or “Termination Payment” or substantially similar term as defined in the relevant Secured Hedge Agreement; provided that, for the avoidance of doubt, “Termination Payments” shall not include any Ordinary Course Settlement Payments due under any such Secured Hedge Agreement.

“Title Datedown Product” shall have the meaning specified in Section 5.5(d).

“Treasury Services Agreement” shall mean any agreement between the Borrower or any Subsidiary and any Acceptable Financial Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Treasury Services Obligations” shall have the meaning specified in Section 5.6(b).

“Treasury Services Provider” shall mean any Acceptable Financial Counterparty (other than a Grantor) that is a party to any Secured Treasury Services Agreement; provided that, in the case of any Treasury Services Provider that is not a party to this Agreement as of the date hereof, such Treasury Services Provider shall have executed and delivered to the Collateral Trustee an Accession Agreement pursuant to which such Treasury Services Provider has become a party to this Agreement and has agreed to be bound by the obligations of a Secured Party under the terms hereof.

“Trust Estate” shall have the meaning set forth in Section 2.1.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Trustee pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Financing Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

1.2 Computation of Time Periods; Other Definitional Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) unless otherwise set forth herein, references to principal amount shall include, without duplication, any reimbursement obligations with respect to a letter or credit and the face amount thereof (whether or not such amount is, at the time of determination, drawn or available to be drawn).

1.3 Certifications, Etc. All certifications, notices, declarations, representations, warrants and statements made by any officer, director or employee or a Loan Party pursuant to or in connection with the Agreement shall be made in such person’s capacity as officer, director or employee on behalf of such Loan Party and not in such Person’s individual capacity.

1.4 Construction. This Agreement and the other Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties hereto acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Security Documents.

SECTION 2. Declaration of Trust; Acknowledgement of Security Interests.

2.1 Trust Estate. To secure the payment of the Obligations and in consideration of the premises and mutual agreements set forth in this Agreement, each Loan Party hereby confirms the grant to the Collateral Trustee, and the Collateral Trustee hereby accepts and agrees to hold, in trust under this Agreement for the benefit of all current and future Secured Parties, all of such Loan Party’s right, title and interest in, to and under all Collateral now or hereafter granted to the Collateral Trustee under any Security Document for the benefit of the Secured Parties, together with all of the Collateral Trustee’s right, title and interest in, to and under the Security Documents, and all interests, rights, powers and remedies of the Collateral Trustee thereunder or in respect thereof and all cash and non-cash proceeds thereof (collectively, the “Trust Estate”).

The Collateral Trustee and its successors and assigns under this Agreement will hold the Trust Estate in trust for the benefit solely and exclusively of all current and future Secured Parties as security for the payment of all present and future Obligations.

Notwithstanding the foregoing, if at any time:

(1) all Liens securing the Obligations have been released as provided in Section 5.1;

(2) the Collateral Trustee holds no other property in trust as part of the Trust Estate;

(3) no monetary obligation is outstanding and payable under this Agreement to the Collateral Trustee or any of its co-trustees or agents (whether in an individual or representative capacity); and

(4) the Borrower delivers to the Collateral Trustee an Officers’ Certificate stating that all Liens of the Collateral Trustee have been released in compliance with all applicable provisions of the Financing Documents and that the Loan Parties are not required by any Financing Document to grant any Lien upon any property, then the first priority lien trust arising hereunder will terminate (subject to any reinstatement pursuant to Section 6.2), except that all provisions set forth in Section 7.8 that are enforceable by the Collateral Trustee or any of its co-trustees or agents (whether in an individual or representative capacity) will remain enforceable in accordance with their terms.

The parties further declare and covenant that the Trust Estate will be held and distributed by the Collateral Trustee subject to the further agreements herein.

2.2 Collateral Trustee. The Collateral Trustee and its successors and assigns under this Agreement will act for the benefit solely and exclusively of all present and future holders of Obligations as security for the payment and performance of all present and future Obligations.

2.3 Pari Passu. As among the Secured Parties, the Obligations shall rank pari passu, no Secured Party shall be entitled to any preferences or priority over any other Secured Party with respect to the Collateral and the Secured Parties shall share in the Collateral and all proceeds thereof equally and ratably in accordance with the terms of this Agreement notwithstanding the time of incurrence of any Obligation or the time or method of creation or perfection of any of the Liens securing the Obligations).

2.4 Prohibition on Contesting Liens. Each of the Collateral Trustee (on behalf of itself and each Secured Party), the Administrative Agent (on behalf of itself and each Lender) and each other Secured Party, agrees that it will not (and hereby waives any right to) object to or contest, or support any other Person in objecting to or contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (a) the priority, validity, extent, perfection or enforceability of a Lien held by or on behalf of any of the Secured Parties in the Collateral in accordance with the terms of this Agreement or (b) any or all of the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Collateral Trustee, the Administrative Agent or any other Secured Party to enforce this Agreement in accordance with the terms hereof.

2.5 No New Liens. So long as the Discharge of Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Loan Party, the parties hereto agree that no Loan Party shall grant or permit any additional Liens on any assets or property to secure any Obligations other than in respect of any Other Credit Support or otherwise permitted under each of the Financing Documents as then in effect, unless it has granted or concurrently grants a Lien on such assets or property to secure all Obligations on a pari passu basis.

SECTION 3. Enforcement.

3.1 Exercise of Remedies. The Collateral Trustee, at the direction of the Required Secured Parties, shall have the exclusive right to enforce rights, exercise remedies (including setoff (but subject to Section 5.4(a)) and the right to credit bid any or all of the Obligations) and make determinations regarding the release, sale, disposition or restrictions (including bidding or auction procedures) with respect to the Collateral in accordance with the provisions of this Agreement and the relevant Security Documents. In exercising rights and remedies with respect to the Collateral, the Collateral Trustee, at the direction of the Required Secured Parties, may enforce the provisions of the Security Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include the rights of the Collateral Trustee (or any other agent appointed by the Required Secured Parties) to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and the Security Documents and of a secured creditor under the Debtor Relief Laws.

3.2 Enforcement of Liens.

(a) The Required Secured Parties will have, subject to the terms of this Agreement, the right to authorize and direct the Collateral Trustee with respect to the Security Documents and the Collateral, including the exclusive right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral.

(b) Except to the extent directed or consented to by the Required Secured Parties, none of the Collateral Trustee, any Secured Debt Representative or any other Secured Party will:

(A) request judicial relief, in any Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Secured Parties in respect of the Liens granted to the Collateral Trustee, for the benefit of the Secured Parties;

(B) oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of Liens granted to the Collateral Trustee, for the benefit of the Secured Parties, made by the Collateral Trustee, acting at the direction of, or as consented to by, the Required Secured Parties, in any Insolvency or Liquidation Proceeding;

(C) oppose or otherwise contest any lawful exercise by the Collateral Trustee, acting at the direction of, or as consented to by, the Required Secured Parties, of the right to credit bid any or all of the Obligations at any sale in foreclosure of the Liens granted to the Collateral Trustee, for the benefit of the Secured Parties; or

(D) oppose or otherwise contest any other request for judicial relief made in any court by the Collateral Trustee, acting at the direction of, or as consented to by, the Required Secured Parties relating to the lawful enforcement of any Lien;

provided, however, that the Collateral Trustee may (but will not be obliged to) take such actions as it deems desirable in its sole discretion to create, prove, preserve or protect in the manner contemplated by the Security Documents the Liens upon any Collateral. Notwithstanding the foregoing, both before and during an Insolvency and Liquidation Proceeding, any Secured Party and any Secured Debt Representative may take any actions and exercise any and all rights that they would have as an unsecured creditor, including the commencement of an Insolvency or Liquidation Proceeding against any Grantor in accordance with applicable law and the termination of any Financing Document in accordance with the terms thereof; provided that the Secured Parties and the Secured Debt Representatives may not take any of the actions prohibited by clauses (A) through (D) above or oppose or contest any other claim that it has agreed not to oppose or contest under Section 6; and provided, further, that, in the event that any Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes as the other Liens securing the Obligations are subject to this Agreement.

(c) Notwithstanding anything to the contrary set forth herein or in any other Financing Document, in no event shall the Collateral Trustee (or any other Person on its behalf) exercise any rights or remedies with respect to the Collateral unless (i) such exercise occurs after the occurrence of an Event of Default following notice to the Collateral Trustee in accordance with Section 5.3 and (ii) the Collateral Trustee has been instructed to so exercise such rights or remedies by the Required Secured Parties in accordance with the terms set forth herein. In exercising rights and remedies with respect to the Collateral after the occurrence of any Event of Default, the Secured Debt Representatives may, at the direction of the Required Secured Parties, instruct the Collateral Trustee to enforce (or to refrain from enforcing) the provisions of the Security Documents in respect of the Obligations and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as the Collateral Trustee may determine, unless otherwise directed by the Required Secured Parties, including:

(A) the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral and/or the Obligations;

(B) the enforcement or forbearance from enforcement of any Lien in respect of the Collateral;

(C) the exercise or forbearance from exercise of rights and powers of a holder of Equity Interests or any other form of Securities included in the Collateral to the extent provided in the Security Documents;

(D) the acceptance of the Collateral in full or partial satisfaction of the Obligations; and

(E) the exercise or forbearance from exercise of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

(d) Without in any way limiting the generality of clause (c) above, the Collateral Trustee, the Administrative Agent, each Interest Rate Hedge Bank, each Eligible Commodity Hedging Counterparty and each other Secured Party and any of them may, at any time and from time to time in accordance with, and to the extent not prohibited by, this Agreement, the Financing Documents and/or applicable law, without the consent of or notice to any other Secured Party, without incurring responsibility to any other Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement, do one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the

Obligations and related Financing Documents; provided that if any Secured Commodity Hedges contain restrictions on increases of principal under the Financing Documents, each Eligible Commodity Hedging Counterparty party thereto agrees to promptly inform each other Secured Debt Representative of any such restriction;

(ii) release the Lien on the Collateral securing such Secured Party’s Obligations;

(iii) settle or compromise any Obligation or any other liability of any Loan Party; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any Loan Party or any other Person, elect any remedy and otherwise deal freely with any Loan Party.

(e) Following notice of any Event of Default received pursuant to Section 5.3, any Secured Debt Representative of the type set forth in clauses (a), (b) or (d) of the definition thereof may request in writing that the Collateral Trustee pursue any lawful action in respect of the Collateral in accordance with the terms of the Security Documents. Upon any such written request, the Collateral Trustee shall seek the consent of the Required Secured Parties to pursue such action (it being understood that the Collateral Trustee shall not be required to advise the Required Secured Parties to pursue any such action). Following receipt of any notice that an Event of Default has occurred, the Collateral Trustee may await direction from the Required Secured Parties and will act, or decline to act, as directed by the Required Secured Parties, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by the Required Secured Parties. Subsequent to the Collateral Trustee receiving written notice that any Event of Default has occurred entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce the Liens then, unless it has been directed to the contrary by the Required Secured Parties, the Collateral Trustee in any event may (but will not be obligated to) take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable in its reasonable judgment to protect or preserve its interest in the Collateral and the interests, rights, powers and remedies granted or available to the Collateral Trustee under, pursuant to or in connection with the Security Documents.

SECTION 4. Payments.

4.1 Application of Proceeds. (a) Regardless of any Insolvency or Liquidation Proceeding which has been commenced by or against any Loan Party, any Collateral or any proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral and proceeds thereof shall be applied in the following order upon the occurrence and during the continuation of a Remedy Event (it being agreed that the Collateral Trustee shall apply such amounts in the following order as promptly as is reasonably practicable after the receipt thereof; provided that such amounts shall not be so applied until such time as the amount of the Obligations has been determined in accordance with the terms hereof and under the terms of the relevant Financing Document, including and subject to Sections 4.4 and 4.5 below):

first, on a pro rata basis, to the payment of all amounts owing to the Agents (in their respective capacities as agents) and any fees owing to letter of credit issuing banks under a Secured Credit Facility under any of the Financing Documents (including indemnification obligations thereunder);

second, on a pro rata basis to any Secured Party which has theretofore advanced or paid any fees to any Agent, other than any amounts covered by priority first, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been previously reimbursed;

third, on a pro rata basis, to the payment of, without duplication, (a) any Interest Expense and all principal and other amounts then due and payable in respect of the Obligations under the Credit Agreement, (b) the payment of all Termination Payments then due and payable to any Interest Rate Hedge Bank under any Secured Interest Rate Hedge (including any Interest Expense due and payable in respect thereof), (c) the payment of all Termination Payments then due and payable to any Eligible Commodity Hedging Counterparty under any Secured Commodity Hedge (including any Interest Expense due and payable in respect thereof), (d) any Interest Expense and all principal and other amounts then due and payable in respect of the Obligations under any Secured Treasury Services Agreement and any Secured Credit Facility (including cash collateralization (at the lower of (1) 103% of the aggregate undrawn amount of such letters of credit and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Credit Facility) of all outstanding letters of credit constituting Obligations) and (e) all other Obligations due to any Secured Party;

fourth, on a pro rata basis, to the payment of, without duplication, all other Obligations owing to any Secured Party, but not yet due and payable; and

last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Loan Parties or as otherwise required by a court of competent jurisdiction.

In connection with the application of proceeds pursuant to Section 4.1(a), except as otherwise directed by the Required Secured Parties, the Collateral Trustee may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

4.2 Limitations on Payment Post Default. After (a) the commencement of any Insolvency or Liquidation Proceeding in respect of any Loan Party or (b) (i) the Obligations outstanding under any of the Financing Documents have become due and payable in full (whether at maturity, upon acceleration or otherwise), and have not been repaid in full, or any Obligations outstanding under any of the Financing Documents has not been paid when due and remains unpaid (after any applicable grace period) and (ii) the Required Secured Parties have instructed the Collateral Trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral and to cause all proceeds to be applied in accordance with Section 4.1 (in the case of either clause (a) or clause (b) above, a “Remedy Event”), no payment of cash (or the equivalent of cash) shall be made from the proceeds of Collateral by any Loan Party to the Collateral Trustee for the benefit of any Secured Party, except as provided for in Section 4.1.

4.3 Turnover. If any Secured Party shall obtain any amount in respect of any Obligations owed to such Secured Party other than in accordance with the express terms of this Agreement, such Secured Party shall forthwith notify each Secured Debt Representative thereof and shall promptly, and in any event within 10 Business Days of its so obtaining the same, pay such amount (less any reasonable costs and expenses incurred by such Secured Party in obtaining such amount) to the Collateral Trustee for the account of the Secured Parties, to be shared in accordance with Section 4.1.

4.4 Debt Balances. (a) Upon the written request of the Collateral Trustee, each Secured Debt Representative shall promptly (and, in any event, within five Business Days) give the Collateral Trustee written notice of the aggregate amount of the Obligations then outstanding and owed by any Loan Party to the Secured Parties represented by such Secured Debt Representative under the applicable Financing Documents and any other information that the Collateral Trustee may reasonably request. The Administrative Agent agrees that it will share such information with any other Secured Debt Representative, upon request by a Secured Debt Representative. In addition to the foregoing, the Collateral Trustee may request from a Secured Debt Representative specified amounts of Obligations in connection with the application of amounts in accordance with Section 4.4(b), the determination of “Required Secured Parties” and any other applicable provisions of this Agreement, including (i) in the case of the Administrative Agent, Secured Debt Representative under a Secured Credit Facility or Treasury Services Provider, the Outstanding Amount under the Credit Agreement, Secured Credit Facility or Secured Treasury Services Agreement (as applicable) at such time, (ii) in the case of each Secured Interest Rate Hedge Provider, the Eligible Hedge Amount under the applicable Secured Interest Rate Hedging Agreement at such time, and (iii) in the case of each Secured Commodity Hedge Counterparty, the Eligible Hedge Amount under the applicable Secured Commodity Hedge at such time, and each such Secured Debt Representative shall promptly provide such amounts in writing (and, in any event, within five Business Days). Upon receipt of each such notice from a Secured Debt Representative, the Collateral Trustee shall provide such notice to each other Secured Debt Representative.

(b) Without limiting the foregoing, upon receipt of any of the monies referred to in Section 4.1, the Collateral Trustee shall promptly provide notice to each Secured Debt Representative of the receipt of such monies. Within 10 Business Days of the receipt of such notice, each Secured Debt Representative shall give the Collateral Trustee written certification by an authorized officer or representative thereof of the aggregate amount of the Obligations then outstanding owed by any Grantor to the Secured Parties represented by such Secured Debt Representative under the applicable Financing Documents to be certified to as presently due and owing after giving effect to the application of any Other Credit Support in respect of such

Obligations as contemplated by Section 4.5 (and, promptly upon receipt thereof, the Collateral Trustee shall provide a copy of each such certification to each other Secured Debt Representative). Unless otherwise directed by a court of competent jurisdiction or each Secured Debt Representative, the Collateral Trustee shall use the information provided for in such notices as the basis for applying such monies in accordance with Section 4.1. Notwithstanding anything herein to the contrary, the proceeds of any Collateral shall not be applied to the Obligations owed to such Eligible Commodity Hedging Counterparty and each Interest Rate Hedge Bank, as applicable, until each Eligible Commodity Hedging Counterparty and each Interest Rate Hedge Bank shall have applied any Other Credit Support to the Obligations owing to such Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank (as applicable) as contemplated by Section 4.5.

(c) In calculating the amount of Obligations owed to any Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank, the applicable Obligations owed under any Secured Hedge Agreement shall be determined by the party specified in such Secured Hedge Agreement in accordance with the terms of the relevant Secured Hedge Agreement, as applicable.

4.5 Other Credit Support. If, following the occurrence of an Early Termination Event under any Secured Commodity Hedge or Secured Interest Rate Hedge, any Grantor shall fail to pay any of the Obligations owing under such Secured Commodity Hedges or Secured Interest Rate Hedge as and when required thereunder, then each applicable Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank agrees that, subject to the occurrence of any Other Credit Support Exception, it shall if a Remedy Event then exists, to the extent permitted under such Secured Commodity Hedge or Secured Interest Rate Hedge, the term of Other Credit Support and applicable law, promptly (i) make a demand for payment under any Other Credit Support consisting of letters of credit, cash collateral or a guarantee issued in favor of such Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank to support the Obligations of the Grantors under such Secured Commodity Hedge or Secured Interest Rate Hedge and (ii) promptly apply the proceeds received under any Other Credit Support consisting of letters of credit, cash collateral or guarantee and any cash consisting of Other Credit Support pledged in favor of such Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank to reduce the outstanding amount of such Obligations.

SECTION 5. Other Agreements.

5.1 Releases. (a)(i) Upon the request of any Loan Party in connection with any Asset Sale (other than in connection with the exercise of the Collateral Trustee’s rights and remedies in respect of the Collateral provided for in Sections 3.1 and 3.2) by any Loan Party or the release of Section 6.02(z) Assets or other assets of the Loan Parties as Collateral, to the extent expressly permitted (or, in the case of the Section 6.02(z) Assets, to the extent the respective third party Liens are permitted) by the terms of all of the Financing Documents as then in effect, the Collateral Trustee will, at the Borrower’s sole cost and expense, execute and deliver to the applicable Loan Party such documents (including UCC termination statements, reconveyances, customary pay-off letters, and return of Collateral) as such Loan Party may reasonably request to evidence and effectuate the irrevocable and concurrent release of (A) with respect to any Asset Sale, Section 6.02(z) Assets or other applicable assets, any Lien granted thereon under any of the Security Documents in any Collateral being disposed of in connection with such Asset Sale, Section 6.02(z) Assets or other applicable assets whose release is permitted and (B) with respect to any Asset Sale in respect of all of the Equity Interests in, or assets of, such Loan Party, such Loan Party from its Obligations under the Financing Documents; provided that, in each case, such Loan Party shall have delivered to the Collateral Trustee and each Secured Debt Representative, at least ten Business Days or such lesser period of time as the Collateral Trustee or Secured Debt Representative may agree prior to the date of the proposed release (the “Release Date”) (a) a written request for release specifying the Release Date and identifying (generally) the relevant Collateral to which the requested release relates and, to the extent applicable, the Loan Party to be released from the Collateral and, to the extent applicable, Obligations under the Financing Documents, and (b) an Officer’s Certificate of a Responsible Officer of the Borrower stating that such Asset Sale, release of Section 6.02(z) Assets or other applicable assets is in compliance with the terms of all of the Financing Documents and that the proceeds of such Asset Sale (if any) will be applied in accordance with the terms of the Financing Documents. On the Release Date, (x) the Collateral disposed of pursuant to an Asset Sale identified in the written request and Officer’s Certificate referred to above shall be automatically released from all Liens under the Security Documents and (y) provided that the Collateral Trustee has informed the Borrower in writing that it consents to the release from the Collateral of the Section 6.02(z) Assets identified in the written request and Officer’s Certificate referred to above, such Section 6.01(z) Assets shall be released from all Liens under the Security Documents, in each case subject to any actions required to be taken by the Collateral Trustee to effectuate any such release.

(ii) Upon the Discharge of Obligations, all rights to the Collateral shall revert to the applicable Loan Party, and, upon the written request of the Borrower, the Collateral Trustee will, at the Borrower’s sole cost and expense, (x) promptly cause to be transferred and delivered, without any recourse, warranty or representation whatsoever, any Collateral and any proceeds received in respect thereof and (y) execute and deliver to the Loan Parties such UCC termination statements and other documentation as the Loan Parties may reasonably request to effect the termination and release of the Liens on the Collateral.

(iii) Upon request of the Borrower, the Collateral Trustee will take any action set forth in Section 5.1(a)(i) prior to releasing any Lien under the Security Documents on Excluded Assets as reasonably requested by the Borrower; provided that the Collateral Trustee may, in its reasonable discretion, request an Officer’s Certificate of the Borrower with respect to the release of the Liens on Excluded Assets.

(b) Subject to any requirements of the Financing Documents, without further written consent or authorization from any Secured Party, the Collateral Trustee shall execute any documents or instruments necessary to release any Collateral to the extent the relevant Secured Parties have consented to such release in accordance with the terms of the Financing Documents.

5.2 Amendments to Financing Documents; Class Voting. (a) The Financing Documents may be amended, supplemented or otherwise modified in accordance with their terms and any Credit Facility Agreement or the Credit Agreement may be Refinanced, in each case, without notice to, or the consent of any Secured Party that is not a party to such Financing Document without affecting the provisions of this Agreement; provided, however, that the holders of such Refinancing debt (or any agent or trustee therefor) execute and deliver an Accession Agreement to the Collateral Trustee pursuant to Section 5.5.

(b) (i) Notwithstanding anything to the contrary in this Agreement or in any of the Security Documents, without the written consent of the Secured Parties set forth below, no amendment, modification, termination, waiver or consent in respect of this Agreement or the Security Documents shall be effective if the effect thereof would: (A) without the written consent of each Secured Party (or in the case of any Series of Secured Debt, the consent of the holders of such Indebtedness in accordance with the Financing Documents for such Series of Secured Debt) that would be adversely affected thereby, (1) amend the definition of “Acceptable Power Counterparty”, “Acceptable Financial Counterparty”, “Commodity Hedging Agreements”, “Eligible Commodity Hedge Agreement”, “Eligible Commodity Hedging Counterparty”, “Discharge of Obligations”, “Early Termination Event”, “Eligible Hedge Amount”, “Event of Default”, “Financing Documents”, “Floor Amount”, “Hedging Obligations”, “Secured Hedge Agreement”, “Interest Rate/Currency Hedging Agreement”, “Interest Rate/Currency Hedging Obligations”, “Interest Rate Hedge Bank”, “Obligation”, “Ordinary Course Settlement Payments”, “Other Credit Support”, “Other Credit Support Amount”, “Other Credit Support Exception”, “Outstanding Amount”, “Secured Commodity Hedge”, “Required Secured Parties”, “Secured Credit Facility”, “Secured Debt Representative”, “Secured Hedge Agreement”, “Secured Interest Rate Hedge”, “Secured Parties”, “Secured Credit Facility”, “Secured Treasury Services Agreement” or “Termination Payment”, in each case as such term applies to the then outstanding Obligations and/or Financing Documents or (2) cause any netting or setoff rights of an Eligible Commodity Hedging Counterparty under its Secured Commodity Hedge, an Interest Rate Hedge Bank under its Secured Interest Rate Hedge or a Treasury Services Provider under its Secured Treasury Services Agreement, in either case, to be prohibited hereunder, or (B) without the written consent of each Secured Party (or Secured Debt Representative on its behalf) whose then outstanding Financing Documents (or related outstanding Obligations) would be adversely affected thereby, (1) change the order of application of proceeds of Collateral and other payments set forth in Section 4.1 or any other provision setting forth a priority of payment in respect of the Obligations; (2) cause the Obligations owed under the Credit Agreement, any Secured Credit Facility, any Secured Treasury Services Agreement, any Secured Commodity Hedge or any Secured Interest Rate Hedge to cease to be secured by Liens on the Collateral on a pari passu basis with all other Obligations; (3) release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from their respective Guaranties, except as expressly provided in (or permitted by) all of the Financing Documents then in effect (including

Section 5.1); or (4) amend or otherwise modify this Section 5.2 in a manner that would materially and adversely affect such Secured Party.

(ii) Without limiting the generality of the other provisions of this Section 5.2, no consent shall be required of any Secured Party to execute any amendment, modification, waiver, termination or consent in respect of this Agreement or the Security Documents if after giving effect thereto, this Agreement or the Security Documents are (x) more favorable to such Secured Party and (y) not materially less favorable to such Secured Party than to any other Secured Party.

5.3 Certain Actions. So long as any Obligations remain outstanding in respect of more than one class of Secured Parties, the following provisions shall apply:

(a) Each Secured Debt Representative hereby agrees to give, pursuant to the terms set forth in the Financing Documents, the Collateral Trustee prompt written notice of the occurrence of (i) any Event of Default under such Person’s Financing Documents, as applicable, of which such Person has written notice, (ii) any amendment or waiver under such Person’s Financing Documents and (iii) acceleration of the maturity of any Obligations under any of the Financing Documents for which it acts as a Secured Debt Representative wherein such Obligations have been declared to be or have automatically become due and payable earlier than the scheduled maturity thereof or termination date thereunder (or similar remedial actions including demands for cash collateral (except in accordance with ordinary course margining under Secured Commodity Hedges and Secured Interest Rate Hedges), have been taken) and setting forth the aggregate amount of Obligations that have been so accelerated under such Financing Documents, in each case, as soon as practicable after the occurrence thereof (and, in any event, within ten Business Days after the occurrence thereof); provided, however, that the failure to provide such notice shall not limit or impair the rights of the Secured Parties, or the obligations of the Loan Parties, hereunder or under the other Financing Documents. Upon receipt of any of the notices described in clause (i), (ii) or (iii) above from any Secured Debt Representative, the Collateral Trustee shall promptly notify each other Secured Debt Representative. The Collateral Trustee shall not be deemed to have knowledge or notice of the occurrence of an Event of Default under any Financing Document until it has received a written notice of such Event of Default in accordance with the preceding sentences of this Section 5.3.

(b) The Collateral Trustee hereby agrees to give each Secured Debt Representative prompt written notice of the occurrence of an Event of Default following receipt thereof of written notice to it and provide a copy of all other related information provided to it by any Loan Party under the Security Documents upon request.

(c) Each Loan Party hereby agrees that, at any time and from time to time, at its sole cost and expense and following the reasonable request of the Collateral Agent, it shall promptly execute and deliver all further agreements, instruments, documents and certificates and take all further action that may be necessary in order to fully effect the purposes of this Agreement and the Security Documents (including, to the extent required by any Security Document, the delivery of possession of any Collateral represented by certificated securities that hereafter comes into existence or is acquired in the future by the Collateral Trustee as pledgee for the benefit of the Secured Parties) and to enable the Collateral Trustee to exercise and enforce its rights and remedies under the Security Documents with respect to the Collateral or any part thereof.

5.4 Cash Collateral Accounts; Amounts Not Subject to Sharing. (a) Subject to the terms of this Section 5.4(a), nothing contained in this Agreement shall be construed (i) to impair the rights of any Secured Party to exercise its rights and remedies with respect to any cash collateral pledged for its sole benefit or as a beneficiary under and pursuant to any Other Credit Support issued or pledged in its favor, (ii) to impair the rights of any Secured Party to exercise any of its rights and remedies as an unsecured creditor under any or all Financing Documents to which it is a party or (iii) subject to the proviso to Section 4.4(c), to impair the rights of any Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank to exercise its rights to setoff and net amounts across Swap Transactions under any Secured Commodity Hedge or Secured Interest Rate Hedge to which it is a party; provided that each Eligible Commodity Hedging Counterparty and Interest Rate Hedge Bank agrees that it shall only exercise such rights of setoff and netting, among amounts owing by or to such Interest Rate Hedge Bank or Eligible Commodity Hedging Counterparty under the Secured Interest Rate Hedges and Secured Commodity Hedges to which is a party.

(b) Notwithstanding anything to the contrary, no Secured Party shall have any obligation to share any amounts received or deemed received by it in respect of any Obligation owed to it from separate insurance, credit default swap protection or other similar protection against loss arranged by such Secured Party for its own account in respect of any such Obligation (which amounts shall be for the sole benefit of such Secured Party).

5.5 Secured Credit Facilities. (a) The Collateral Trustee will, as Collateral Trustee hereunder, perform its duties as Collateral Trustee hereunder with respect to any Obligations under a Secured Credit Facility incurred after the date hereof if such Obligations are identified as being Obligations under a Secured Credit Facility and each of the designated Secured Debt Representative therefor, the Borrower and the other applicable Grantor (if any) signs an Accession Agreement and delivers the same to the Collateral Trustee. Such Accession Agreement must be appropriately completed as contemplated by Exhibit A and delivered to the Collateral Trustee, which shall, in turn, promptly deliver a copy of such Accession Agreement to each other Secured Debt Representative.

(b) Although the Collateral Trustee shall be required to deliver a copy of such Accession Agreement to each then existing Secured Debt Representative, the failure to so deliver a copy of the Accession Agreement to any then existing Secured Debt Representative shall not affect the status of such debt as Credit Facility Debt if the other requirements of this Section 5.5 are complied with. Each of the Collateral Trustee and any then existing Secured Debt Representative shall have the right to request that the Borrower provide a legal opinion of counsel as to the Credit Facility Debt being secured by a valid and perfected security interest in the Collateral. Notwithstanding the foregoing, nothing in this Agreement will be construed to allow the Borrower or any other Loan Party to incur Credit Facility Debt if prohibited by the terms of any Financing Documents as then in effect.

(c) With respect to any Credit Facility Debt incurred after the date hereof, Borrower and each of the other Loan Parties agrees to take such actions (if any) as may from time to time reasonably be requested by the Collateral Trustee or the Required Secured Parties, and enter into such technical amendments, modifications and/or supplements to the then existing Guaranties and/or Security Documents (or execute and deliver such additional Security Documents) as may from time to time be reasonably requested by such Persons (including as contemplated by clause (d) below), to ensure that the Credit Facility Debt is secured by, and entitled to the benefits of, the relevant Security Documents, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Collateral Trustee to enter into, any such technical amendments, modifications and/or supplements (and additional Security Documents). Borrower and each other Loan Party hereby further agree that, if there are any recording, filing or other similar fees payable in connection with any of the actions to be taken pursuant to this Section, all such amounts shall be paid by, and shall be for the account of, Borrower and the other respective Loan Parties, on a joint and several basis.

(d) Without limitation of the foregoing, Borrower and each other Grantor agrees to take the following actions with respect to any real property Collateral with respect to any and all Credit Facility Debt in connection with the delivery of the respective Accession Agreement:

(1) Borrower and the other applicable Grantors shall enter into, and deliver to the Collateral Trustee a mortgage modification (each such modification, a “Modification”) or new mortgage or deed of trust with regard to each real property subject to a Mortgage (and each such property subject to a Mortgage, a “Mortgaged Property”), with such changes as may be required to account for local law matters, at the time of such incurrence, in proper form for recording in all applicable jurisdictions, in form and substance reasonably satisfactory to the Collateral Trustee, and the Borrower and the other Loan Parties are jointly and severally liable to pay all filing and recording fees and taxes, documentary stamp taxes and other taxes, charges and fees, if any, necessary for filing or recording in the recording office of each jurisdiction where such real property to be encumbered thereby is situated; provided that notwithstanding anything to the contrary in this Section 5.5(d)(1), no Mortgage encumbering real property located in the State of New York shall be required to secure any Hedging Obligations or any revolving credit facilities;

(2) Borrower or the applicable Grantor will cause to be delivered a local counsel opinion with respect to each such Mortgaged Property in form and substance, and issued by law firms, in each case, reasonably satisfactory to the Collateral Trustee;

(3) Borrower or the applicable Grantor will cause a title company reasonably acceptable to the Collateral Trustee to have delivered to the Collateral Trustee a title insurance policy (or, as applicable, an endorsement to each title insurance policy previously delivered to the Collateral Trustee with respect to the Mortgage or Mortgages), date down(s) or other evidence reasonably satisfactory to the Collateral Trustee (which may include a new title insurance policy) (each such delivery, a “Title Datedown Product”), in each case insuring that (i) the validity, enforceability and priority of the Liens of the applicable Mortgage(s) as security for the Obligations (including such Credit Facility Debt) has not changed and, if a new Mortgage is entered into, that the Lien of such new Mortgage securing the Obligations then being incurred shall be enforceable and have the same priority as any existing Mortgage securing then existing Obligations, (ii) confirming and/or insuring that since the later of the original date of such title insurance product and the date of the Title Datedown Product delivered most recently prior to (and not in connection with) such Credit Facility Debt, there has been no change in the condition of title and (iii) there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the applicable Mortgage(s), in each case other than with respect to Liens permitted by each Financing Document (without adding any additional exclusions or exceptions to coverage); and

(4) the applicable Grantor shall, upon the request of the Collateral Trustee, deliver to the approved title company, the Collateral Trustee and/or all other relevant third parties all other items reasonably necessary to record each such Mortgage and Modification, to issue a Title Datedown Product and to create, perfect or preserve the validity, enforceability and priority of the Lien of the mortgage(s) as set forth above and contemplated hereby and by the Financing Documents.

5.6 Secured Hedge Agreements and Secured Treasury Services Agreements.

(a) The Collateral Trustee will, as Collateral Trustee hereunder, perform its duties as Collateral Trustee hereunder with respect to any Obligations under a Secured Hedge Agreement or Secured Treasury Services Agreement incurred after the date hereof if the Eligible Commodity Hedge Counterparty or Interest Rate Hedge Bank or Treasury Services Provider and the Borrower and the other applicable Grantor (if any) signs an Accession Agreement and delivers the same to the Collateral Trustee (it being understood and agreed that only one Accession Agreement per Eligible Commodity Hedge Counterparty, Interest Rate Hedge Bank or Treasury Services Provider (as the case may be) will be required for each Secured Hedge Agreement). Such Accession Agreement must be appropriately completed as contemplated by Exhibit A and delivered by the Borrower to the Collateral Trustee, which shall , in turn, promptly deliver a copy of such Accession Agreement to each other Secured Debt Representative.

(b) Although the Collateral Trustee shall be required to deliver a copy of such Accession Agreement to each then existing Secured Debt Representative, the failure to so deliver a copy of the Accession Agreement to any then existing Secured Debt Representative shall not affect the status of such debt as Obligations under a Secured Hedge Agreement or Secured Treasury Services Agreement (as applicable) if the other requirements of this Section 5.6 are complied with. Nothing in this Agreement will be construed to allow the Borrower or any other Loan Party to incur additional Indebtedness or Liens or enter into any Swap Transactions if prohibited by the terms of any Financing Document as in effect at the time of such incurrence.

(c) With respect to any Hedging Obligations and Treasury Service Obligations, the Borrower and each other Loan Party agrees to take such actions (if any) as may from time to time reasonably be requested by the Collateral Trustee or the Required Secured Parties, and enter into such amendments, modifications and/or supplements to the then existing Guaranties and Security Documents (or execute and deliver such additional Security Documents) as may from time to time be reasonably requested by such Persons to ensure that the Hedging Obligations and Treasury Service Obligations incurred after the date hereof are secured by, and entitled to the benefits of, the relevant Security Documents, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Collateral Trustee to enter into, any such amendments, modifications and/or supplements (and additional Security Documents). The Borrower and each other Loan Party hereby further agree that if there are any recording, filing or other similar fees or taxes payable in connection with any of the actions to be taken pursuant to this Section 5.6 all such amounts shall be paid by, and shall be for the account of, the Borrower and the respective Loan Parties, on a joint and several basis.

5.7 Representative; Relationship. (a) The Collateral Trustee agrees to hold the Pledged Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as Collateral Trustee for the Secured Parties and any assignee solely for the purpose of perfecting the security interest granted under the Security Documents, subject to the terms and conditions of this Section 5.7.

(b) The Collateral Trustee shall have no obligations whatsoever to the Secured Parties to ensure that the Pledged Collateral is genuine or owned by any Loan Party or to preserve the rights or benefits of any Person except as expressly set forth in this Section 5.7. The duties or responsibilities of the Collateral Trustee under this Section 5.7 shall be limited solely to holding the Pledged Collateral in accordance with this Section 5.7 and delivering the Pledged Collateral upon a Discharge of Obligations as provided in clause (d) below.

(c) The Collateral Trustee acting pursuant to this Section 5.7 shall not have by reason of the Security Documents, this Agreement or any other document a fiduciary relationship in respect of the any Secured Debt Representative or any other Secured Party.

(d) Upon the Discharge of Obligations, the Collateral Trustee shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, to the applicable Loan Parties (as to allow such Loan Parties to obtain possession or control of such Pledged Collateral) at the sole cost and expense of the Loan Parties.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues. If the Borrower or any other Loan Party shall be subject to any Insolvency or Liquidation Proceeding and the Collateral Trustee (acting at the direction of the Required Lenders) shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the Collateral Trustee or any other Secured Party has a Lien or to permit the Borrower or any other Loan Party to obtain financing, whether from the Secured Parties or any other Person under Section 364 of the Bankruptcy Code or any similar Debtor Relief Laws (“DIP Financing”), then the Collateral Trustee, each Eligible Commodity Hedging Counterparty, each Interest Rate Hedge Bank, and each other Secured Party agrees that it (a) will raise no objection to, nor support any other Person objecting to, the use of such Cash Collateral or to such DIP Financing, (b) will not request or accept adequate protection or any other relief in connection with the use of such Cash Collateral or such DIP Financing, (c) to the extent the DIP Financing requires that the Liens securing the Obligations be subordinated to or pari passu with the Liens securing such DIP Financing, and/or any carve-out (to which the Collateral Trustee consents (acting at the direction of the Required Lenders)) for the professional fees and expenses of the Loan Parties and any official committee of unsecured creditors appointed in any such Insolvency or Liquidation Proceeding will consent to such subordination or pari passu treatment, (d) agrees that notice received two calendar days prior to the entry of an interim order approving such usage of Cash Collateral or approving such DIP Financing shall be adequate notice and that notice received 15 calendar days prior to a hearing to approve such DIP Financing or use of Cash Collateral on a final basis shall be adequate; provided that (i) each Secured Party retains the right to object to any ancillary agreements or ancillary arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests (unless such ancillary agreements or arrangements, including any adequate protection orders, are equally materially prejudicial to all Secured Parties, in which case there shall be no independent right of a Secured Party to object), (ii) the DIP Financing (x) does not compel any Loan Party to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document, and (y) the DIP Financing document or Cash Collateral order does not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order and (iii) if any cash collateral order contemplates the liquidation of the Collateral, such order provides that the Liens of the Collateral Agent (for the benefit of the Secured Parties) will attach to the proceeds of such liquidation equally and ratably.

6.2 Avoidance Issues. If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Grantor any amount paid in respect of the Obligations (a “Recovery”), then such Secured Party shall be entitled to a reinstatement of Obligations with respect to all such recovered amounts. In such event, (a) the Discharge of Obligations shall be deemed not to have occurred and (b) if this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.3 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any Property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Obligations, then, to the extent the debt obligations distributed on account of the Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.4 Relief from the Automatic Stay. Each Secured Party agrees that it has no independent right to seek adequate protection or relief from the automatic stay or from any other stay in any Insolvency or Liquidation Proceeding, and that the Collateral Trustee, acting at the direction of the Required Secured Parties has the exclusive authority to seek adequate protection or relief from the automatic stay or from any other stay in any Insolvency or Liquidation Proceeding on behalf of the Secured Parties; provided, however, that any adequate protection or stay relief sought or obtained by the Collateral Trustee shall not be materially more favorable to any Secured Party than to any other Secured Party. Each Secured Party further agrees that it shall not object to any motion, action or proceeding by the Collateral Trustee (acting at the direction of the Required Secured Lenders) for adequate protection or for relief from the automatic stay or from any other stay in any Insolvency or Liquidation Proceeding or any adequate protection or stay relief granted unless such motion, action, proceeding or relief is in violation of the provisions of this Agreement.

6.5 Asset Dispositions in an Insolvency Proceeding. Each Secured Party agrees that it will consent to, and raise no objection or oppose a motion on grounds assertable solely in its capacity as a secured creditor, whether under Section 363 or 364, or otherwise, under the Bankruptcy Code (and not on any grounds assertable by an unsecured or undersecured creditor) to sell or otherwise dispose of any Collateral pursuant to Section 363 of the Bankruptcy Code free and clear of all Liens securing the Obligations so long as the Collateral Trustee acting at the direction of the Required Secured Parties have consented to such sale or disposition of such assets.

6.6 Other Credit Support. Notwithstanding anything to the contrary contained herein, the provisions of this Section 6 shall not (i) limit the rights of any Secured Party in respect of its Other Credit Support and shall not prevent any Secured Party from taking any actions to enforce such rights to the extent permitted under applicable law, including by (x) objecting to any use of Cash Collateral to the extent constituting Other Credit Support for such Secured Party or (y) objecting to any priming or pari passu Lien on Other Credit Support for such Secured Party, or (ii) limit the right of any Secured Party that is an Eligible Commodity Hedging Counterparty or Interest Rate Hedge Bank under a Secured Hedge Agreement to, among other things, terminate, close out, set off or apply Other Credit Support with respect to any such Secured Hedge Agreement, or take any actions to enforce its rights under such agreement, to the extent permitted under applicable law.

SECTION 7. Collateral Trustee.

7.1 Appointment. (a) Each of the Administrative Agent (for itself and on behalf of each Lender), each Secured Debt Representative under any Secured Credit Facility, each Interest Rate Hedge Bank, each Eligible Commodity Hedging Counterparty and each Treasury Services Provider hereby appoints and authorizes the Collateral Trustee to act as its Collateral Trustee in accordance with the terms hereof and the other Financing Documents. The Collateral Trustee hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Financing Documents, as applicable. In performing its functions and duties hereunder, the Collateral Trustee shall act solely as an agent of the Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards, or relationship of agency or trust with or for, any Loan Party. Each of the Administrative Agent (for itself and on behalf of each Lender), each Interest Rate Hedge Bank, each Eligible Commodity Hedging Counterparty, each Secured Debt Representative under any Secured Credit Facility and each Treasury Services Provider hereby irrevocably authorizes the Collateral Trustee to take such action on their behalf and to exercise such powers, rights and remedies hereunder and under the other Financing Documents as are specifically delegated or granted to the Collateral Trustee by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Collateral Trustee shall have only those duties and responsibilities that are expressly specified herein and the other Financing Documents. The Collateral Trustee may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Collateral Trustee shall not have, by reason hereof or any of the other Financing Documents, a fiduciary relationship in respect of any Secured Party, and nothing herein or any of the other Financing Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Trustee any obligations in respect hereof or any of the other Financing Documents except as expressly set forth herein or therein.

(b) The provisions of this Section 7 (other than Section 7.6) are solely for the benefit of the Collateral Trustee, and neither the Secured Parties and nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof.

7.2 Delegation of Duties. (a) The Collateral Trustee may execute any of its duties under this Agreement and the Financing Documents, (including for purposes of holding or enforcing any Lien on the Collateral or any portion thereof granted under the Security Documents or of exercising any rights or remedies thereunder) by or through agents or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts of its choice concerning all matters pertaining to such duties. No Collateral Trustee shall be responsible for the negligence or misconduct of any agent or attorney-in-fact selected by it with reasonable care.

(b) The Collateral Trustee may also from time to time, when the Collateral Trustee deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Trustee”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Trustee shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Trustee. Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Trustee so appointed by the Collateral Trustee to more fully or certainly vest in and confirm to such Supplemental Collateral Trustee such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Trustee. If any Supplemental Collateral Trustee, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Trustee, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Trustee until the appointment of a new Supplemental Collateral Trustee. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Trustee that it selects in accordance with the foregoing provisions of this Section 7.2(b) in the absence of such Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.

(c) Any notice, request or other writing given to the Collateral Trustee shall be deemed to have been given to each Supplemental Collateral Trustee. Every instrument appointing any Supplemental Collateral Trustee shall refer to this Agreement and the conditions of this Section 7.2.

(d) Any Supplemental Collateral Trustee may at any time appoint the Collateral Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf or in its name.

7.3 Exculpatory Provisions. (a) Neither the Collateral Trustee nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by the Collateral Trustee under or in connection with any of the Financing Documents except to the extent caused by the Collateral Trustee’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Collateral Trustee shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Financing Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Collateral Trustee shall have received instructions in respect thereof from the Required Secured Parties or Required Lenders (as applicable) and, upon receipt of such instructions from the Required Secured Parties or Required Lenders (as applicable) the Collateral Trustee shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Collateral Trustee shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for any Loan Party), accountants, experts and other professional advisors selected by it (and shall have no duty whatsoever to investigate or verify whether any such signature is genuine or authorized or whether the information in any such communication, instrument or other document is genuine or accurate); and (ii) no Secured Party shall have any right of action whatsoever against the Collateral Trustee as a result of the Collateral Trustee acting or (where so instructed) refraining from acting hereunder or any of the other Financing Documents in accordance with the instructions of the Required Secured Parties.

(b) Beyond the exercise of reasonable care in the custody thereof and as otherwise specifically set forth herein, the Collateral Trustee shall not have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Trustee shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Trustee in good faith.

(c) The Collateral Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Trustee as determined by a court of competent jurisdiction in a final and non-appealable judgment, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Loan Party to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(d) In the event that the Collateral Trustee is required to acquire title to any Property of a Loan Party for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Collateral Trustee’s sole discretion may cause the Collateral Trustee to be considered an “owner or operator” under the provisions of CERCLA, or otherwise cause the Collateral Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Trustee reserves the right, instead of taking such action, to either resign as Collateral Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Trustee shall not be liable to the Secured Parties, the Loan Parties or any other Person for any Environmental Actions under any federal, state or local law, rule or regulation by reason of the Collateral Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of Hazardous Materials into the environment, in each case except to the extent caused by the Collateral Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. If at any time it is necessary or advisable for any part of the applicable Loan Party’s Property to be possessed, owned, operated or managed by any Person (including the Collateral Trustee) other than a Loan Party or the Secured Parties, the Required Secured Parties shall direct the Collateral Trustee to appoint an appropriately qualified Person (excluding the Collateral Trustee) who they shall designate to possess, own, operate or manage, as the case may be, such part of the Borrower’s Property.

7.4 Non-Reliance on Collateral Trustee and Other Secured Parties. (a) Each of the Administrative Agent (for itself and on behalf of each Lender), the Secured Debt Representative under any Secured Credit Facility, each Interest Rate Hedge Bank, each Eligible Commodity Hedging Counterparty and each Treasury Services Provider: (i) expressly acknowledges that neither the Collateral Trustee nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Collateral Trustee hereinafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Collateral Trustee to any such Person; and (ii) represents and warrants to the Collateral Trustee that it has made its own independent investigation of the financial condition and affairs of each Loan Party and its subsidiaries in connection with its decision to extent credit to the Borrower and that it has made and shall continue to make its own appraisal of the creditworthiness of each Loan Party and its subsidiaries.

(b) The Collateral Trustee shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Financing Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Collateral Trustee to Secured Parties or by or on behalf of any Loan Party, to any Secured Party or the Collateral Trustee in connection with the Financing Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall the Collateral Trustee be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Financing Documents or as to the use of the proceeds of loans borrowed pursuant to the Credit Agreement or any other Financing Document or as to the existence or possible existence, or absence of, of any Event of Default or to make any disclosures with respect to the foregoing.

7.5 Collateral Trustee in Individual Capacity. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Collateral Trustee in its individual capacity as a Secured Party hereunder. With respect to Obligations made or renewed by it or any of its Affiliates, the Collateral Trustee and its Affiliates shall have the same rights and powers under this Agreement and the other Financing Documents as any Secured Party and may exercise the same as though the Collateral Trustee were not the Collateral Trustee, and the terms “Secured Party” and “Secured Parties” shall (to the extent applicable), unless the context clearly otherwise indicates, include the Collateral Trustee in its individual capacity.

7.6 Successor Collateral Trustee. Subject to the appointment and acceptance of a successor Collateral Trustee as provided below, the Collateral Trustee may resign at any time by notifying each Secured Debt Representative. Upon any such resignation, the Required Secured Parties shall have the right to appoint a successor with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Secured Parties and approved by the Borrower (if applicable) and shall have accepted such appointment within 30 days after the retiring Collateral Trustee gives notice of its resignation, then the retiring Collateral Trustee may, on behalf of the Secured Parties with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Collateral Trustee which shall be a bank with an office in New York, New York (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Collateral Trustee hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Trustee and the retiring Collateral Trustee shall be discharged from its duties and obligations hereunder. After the Collateral Trustee’s resignation hereunder, the provisions of this Section 7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Trustee.

7.7 Security Documents. (a) Subject to Section 5 and the other terms of this Agreement, prior to the Discharge of Obligations, without further written consent or authorization from the Secured Parties, the Collateral Trustee shall execute any documents or instruments reasonably requested by the Borrower or the respective Loan Parties to (i) in connection with any Asset Sale, release any Lien encumbering any item of Collateral that is the subject of such Asset Sale or other disposition of assets or to which the Required Secured Parties have otherwise consented, (ii) release any Person from a Guaranty in accordance with the terms of the Guarantee and Collateral Agreement or with respect to which Required Secured Parties have otherwise consented or (iii) cause obligations of the Grantors to become “Obligations” and the holders of such obligations to become “Secured Parties” as contemplated by Section 5.6 (including by countersigning Accession Agreements in accordance therewith).

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Financing Documents to the contrary notwithstanding, the Borrower, the Collateral Trustee and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Trustee and (ii) in the event of a foreclosure by the Collateral Trustee on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Trustee or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Trustee, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Required Secured Parties shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Trustee at such sale or other disposition.

7.8 Indemnification. (a) Each Lender (through the Administrative Agent), the Secured Parties in respect of any Secured Credit Facility (through the Secured Debt Representative in respect of such Secured Credit Facility), each Interest Rate Hedge Bank, each Eligible Commodity Hedging Counterparty and each Treasury Services Provider severally agrees to indemnify the Collateral Trustee (to the extent not promptly reimbursed by any Grantor) for and against such Secured Party’s ratable share of the Obligations (calculated on the basis of such Secured Party’s then-current Outstanding Amount) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Collateral Trustee in exercising its powers, rights or remedies or performing its duties hereunder or under any of the Financing Documents or otherwise in its capacity as Collateral Trustee in any way relating to or arising out of the Financing Documents (collectively, the “Indemnified Costs”); provided, however, that no Secured Party shall be liable to the Collateral Trustee for any portion of any such Indemnified Costs resulting from the Collateral Trustee’s gross negligence, bad faith or willful misconduct, as determined by a final and nonappealable decision of a court of competent jurisdiction. If any indemnity furnished to the Collateral Trustee for any purpose shall, in the opinion of the Collateral Trustee, be insufficient or become impaired, the Collateral Trustee may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Secured Party to indemnify the Collateral Trustee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Secured Party’s ratable share thereof; and provided further, this sentence shall not be deemed to require any Secured Party to indemnify the Collateral Trustee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

(b) The agreements in this Section 7.8 shall survive termination of this Agreement.

7.9 No Risk of Funds. None of the provisions of this Agreement or the other Financing Documents shall be construed to require the Collateral Trustee in its individual capacity to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder.

SECTION 8. Reliance; Waivers; Etc.

8.1 Reliance. Other than any reliance on the terms of this Agreement, the Collateral Trustee, the Administrative Agent (on behalf of itself and each Lender), and each other Secured Party acknowledges that it and each other Secured Party has, independently and without reliance on any Secured Party and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into such Financing Documents and be bound by the terms of this Agreement and it will continue to make its own credit decision in taking or not taking any action under the Financing Document or this Agreement.

8.2 No Warranties or Liability. The Collateral Trustee (on behalf of the Secured Parties), the Administrative Agent (on behalf of itself and each Lender), and each other Secured Party acknowledges and agrees that no Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Financing Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, the Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Financing Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

8.3 No Waiver. (a) No right of the Secured Parties, the Collateral Trustee or any of them to enforce any provision of this Agreement or any other Financing Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act by any Secured Party or the Collateral Trustee, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or any other Financing Document, regardless of any knowledge thereof which the Collateral Trustee or any Secured Party, or any of them, may have or be otherwise charged with.

(b) Notwithstanding anything to the contrary in any of the Security Documents, none of the Security Documents shall be amended, modified or supplemented in any manner adverse to any of the Secured Parties (except as expressly contemplated hereby) or in any manner inconsistent with any of the provisions of this Agreement without the prior written consent of each Secured Debt Representative.

8.4 Obligations Unconditional. All rights, interests, agreements and obligations of each of the Collateral Trustee, the Administrative Agent and the Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Financing Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Obligations or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Financing Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment,

waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Obligations;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Loan Party; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Collateral Trustee, the Obligations or any Secured Party.

SECTION 9. Miscellaneous.

9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any other Financing Document, the provisions of this Agreement shall govern and control.

9.2 Effectiveness; Continuing Nature of this Agreement; Severability.

(a) This Agreement shall become effective when executed and delivered by each of the parties hereto.

(b) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Loan Party shall include such Loan Party as debtor and debtor-in-possession and any receiver or trustee for such Loan Party (as the case may be) in any Insolvency or Liquidation Proceeding.

(c) This Agreement shall terminate and be of no further force and effect with respect to the Collateral Trustee, the Administrative Agent, the other Secured Parties and the Obligations, on the date of Discharge of Obligations, subject to the rights of the Collateral Trustee, the Administrative Agent and the other Secured Parties under Section 6.3.

9.3 Amendments; Waivers. (a) Subject to Sections 5.2(b), 5.5, 5.6, 9.3(b) and 9.3(c), no amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each Loan Party and the Collateral Agent (with the consent of the Required Secured Parties) or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

(b) So long as any Event of Default shall have occurred and is continuing and notwithstanding Section 9.3(a), no Loan Party shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (and the Loan Parties’ rights or obligations shall be deemed to be directly affected, including, without limitation, by (A) any modification to the provisions relating to the designation of additional Obligations to be secured by the Collateral in accordance with Section 5.5 or 5.6, (B) any release of Collateral or a Guaranty and (C) any other modification that is inconsistent with the terms of any Financing Document and is directly adverse to the rights of any Loan Party).

(c) Notwithstanding the other provisions of this Section 9.3, the Loan Parties and the Collateral Trustee may (but shall have no obligation to) amend or supplement this Agreement or the Security Documents without the consent of any Secured Party: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Secured Parties; or (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Financing Documents.

9.4 Voting. (a) Without limiting anything contained herein (including Sections 5.1, 5.5, 5.6, and 9.3) and other than ministerial and administrative acts contemplated by the Security Documents to which it is a party, the Collateral Trustee shall not take any other action (including the exercise of remedies, the amendment of Security Documents, the granting of waivers under such Security Documents), or grant its consent under any Security Documents, unless and to the extent directed to do so by the Required Secured Parties. If the Collateral Trustee determines that discretion is needed in the taking of any action, it may refrain from taking such action until such directions or instructions are received and shall have no liability to the Secured Parties for so refraining. Notwithstanding anything to the contrary set forth herein but subject to the terms hereof, the Collateral Trustee hereby agrees that it will enter into (i) documents necessary in order to effect releases of Collateral in accordance with Section 5.1 and (ii) Accession Agreements as contemplated by Sections 5.5, 5.6 and 9.17.

(b) In connection with any matter under this Agreement requiring a vote of holders of Indebtedness with respect to a Series of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Financing Documents governing such Series of Secured Debt. In connection with any act or decision by the Required Secured Parties or Required Lenders under this Agreement or any of the Security Documents, (i) the vote of each Series of Secured Debt shall be calculated based on the Outstanding Amount owed to such Series of Secured Debt at the time the applicable matter is presented for a vote and (ii) the vote of each Interest Rate Hedge Bank and Eligible Commodity Hedging Counterparty shall be calculated based on the Eligible Hedge Amount under the relevant Secured Commodity Hedge or Secured Interest Rate Hedge, as applicable, at the time the applicable matter is presented for a vote.

9.5 Information Concerning Financial Condition of the Loan Parties. The Agents and the Secured Parties shall be responsible for keeping themselves informed of (a) the financial condition of the Loan Parties and all endorsers and/or guarantors of the Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Obligations. No Secured Debt Representative or any other Secured Party shall have any duty to advise any other Secured Debt Representative or other Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Secured Debt Representative or other Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other Secured Debt Representative or other Secured Party, it or they shall be under no obligation:

(a) to make, and the Secured Debt Representative and the other Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.6 SUBMISSION TO JURISDICTION; WAIVERS. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(i)	ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(ii)	WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(iii)	AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.7;

(iv)	AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(v)	AGREES THAT EACH PARTY HERETO RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.6(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

9.7 Notices. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth on Annex I hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

9.8 Further Assurances; Insurance. (a) The Borrower and the other Loan Parties will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Financing Document to become, Collateral after the date hereof).

(b) Upon the reasonable request of the Collateral Trustee at any time, the Borrower and the other Loan Parties will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Financing Documents for the benefit of holders of Obligations.

(c) All insurance policies required to be in force and effect pursuant to the terms of any Financing Document will name the Collateral Trustee as a loss payee and additional insured.

9.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.10 Binding on Successors and Assigns. This Agreement shall be binding upon the Loan Parties, Collateral Trustee and the Secured Parties, and their respective successors and assigns.

9.11 Specific Performance. The Collateral Trustee may demand specific performance of this Agreement. The Collateral Trustee, on behalf of the Secured Parties, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Collateral Trustee or the Secured Parties.

9.12 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy, facsimile or non-editable pdf file shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

9.14 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

9.15 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Secured Parties. Nothing in this Agreement shall impair, as between the Loan Parties and the Collateral Trustee and the Secured Parties, or as among the Loan Parties, the obligations of the Grantors set forth in the Financing Documents.

9.16 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended for the purpose of defining the relative rights of the Collateral Trustee and the Secured Parties and for the other express purposes provided herein. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.

9.17 Additional Guarantors. The Borrower represents and warrants that each Person who is a Loan Party on the date hereof has duly executed this Agreement. The Borrower shall cause each of its direct or indirect Subsidiaries that becomes a Subsidiary Guarantor, or is required by the terms of any Financing Document to become a Subsidiary Guarantor, to become a party to this Agreement by causing such Subsidiary to execute and deliver to the parties hereto an Additional Guarantor Accession Agreement, whereupon such Subsidiary shall be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Borrower shall promptly provide, or cause to be provided, the Collateral Trustee and each Secured Debt Representative with a copy of each Accession Agreement executed and delivered pursuant to this Section.

9.18 Rights under Hedges. Each of the parties to this Agreement hereby acknowledges that nothing in this Agreement shall limit any Grantor’s rights under any Secured Commodity Hedge or Secured Interest Rate Hedge.

9.19 Effect on Other Intermediate Holdings Assets; Scope of Liability. Notwithstanding anything to the contrary in this Agreement, no property or assets of Intermediate Holdings, or Intermediate Holdings’ right or ability to own, operate, maintain, transfer or take any other action with respect to such property or assets, other than the Intermediate Holdings Collateral shall be subject to or in any respect affected by this Agreement or the obligations of Intermediate Holdings or rights and remedies of the Secured Parties set forth herein or in any other Financing Document.

9.20 Insolvency. This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against any Loan Party. The relative rights, as provided for in this Agreement, shall continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

9.21 Rights and Immunities of Secured Debt Representatives. The Administrative Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the Credit Agreement and any future Secured Debt Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the applicable Financing Document with respect to which such Person will act as an agent or similar representative, in each case as if specifically set forth herein. In no event will any Secured Debt Representative be liable for any act or omission on the part of the Loan Parties or the Collateral Trustee hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

DYNEGY POWER, LLC as Borrower

by
/s/ Clint C. Freeland
Name: Clint C. Freeland
Title: Executive Vice President and Chief Financial Officer

DYNEGY GAS INVESTMENTS HOLDINGS, LLC as Intermediate Holdings

by
/s/ Clint C. Freeland
Name: Clint C. Freeland
Title: Executive Vice President and Chief Financial Officer

Each SUBSIDIARY GUARANTOR set forth below this signature block[1]

as Intermediate Holdings

by
/s/ Clint C. Freeland
Name: Clint C. Freeland
Title: Executive Vice President and Chief Financial Officer

Black Mountain CoGen, Inc.
Blue Ridge Generation LLC
Casco Bay Energy Company, LLC
Dynegy Equipment, LLC
Dynegy Kendall Energy, LLC
Dynegy Morro Bay, LLC
Dynegy Moss Landing, LLC
Dynegy Oakland, LLC
Dynegy Power Generation Inc.
Dynegy South Bay, LLC
Ontelaunee Power Operating Company, LLC
Sithe Energies, Inc.
Sithe/Independence LLC

[1]	W&C to confirm whether the same officer will sign on behalf of the GasCo subsidiary guarantors.

2

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually as Administrative Agent and Collateral Trustee by
/s/ James Moran
Name: James Moran
Title: Managing Director

By
/s/ Nupur Kumar
Name: Nupur Kumar
Title: Vice President

3

ANNEX I

NOTICES

Intermediate Holdings, Borrower or any Subsidiary Guarantor:

Dynegy Gas Investments Holdings, LLC

Dynegy Power, LLC

1000 Louisiana Street, Suite 5800

Houston, Texas 77002-5050

Attn: General Counsel

Telecopy: (713) 356-2200

Telephone: (713) 507-6400

Administrative Agent or the Collateral Trustee:

Credit Suisse, Agency Manager,

One Madison Avenue,

New York, NY 10010

Fax No. 212-322-2291

Email: agency.loanops@credit-suisse.com

EXHIBIT A

FORM OF

ACCESSION AGREEMENT – Secured Parties

THIS ACCESSION AGREEMENT (this “Agreement”), dated as of [                    ], 20[    ], is entered into by [                    ], a [                    ] (the “Joining Party”), and acknowledged by DYNEGY POWER, LLC, a Delaware limited liability company (the “Borrower”) and each Grantor, and CREDIT SUISSE AG, CAYMAN ISLAND BRANCH in its capacity as Collateral Trustee under the Intercreditor Agreement (as defined below).

Reference is made to that certain Collateral Trust and Intercreditor Agreement (as amended, modified, restated or supplemented from time to time, the “Intercreditor Agreement”), dated as of August 5, 2011 by and among Intermediate Holdings, the Borrower, the Subsidiary Guarantors, the Collateral Trustee, the Administrative Agent and each of the other Persons party thereto from time to time in accordance with the terms thereof. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Intercreditor Agreement. This Accession Agreement is being executed and delivered pursuant to Section [5.5(a)]/[5.6(a)] of the Collateral Trust Agreement.

[Option A – where Joining Party is an agent under a Secured Credit Facility or refinanced Credit Agreement]

The Joining Party, as agent under [describe applicable Secured Credit Facility or refinanced Credit Agreement], hereby becomes a SECURED DEBT REPRESENTATIVE under the Intercreditor Agreement.

[Option B – where Joining Party is an Interest Rate Hedge Provider, Treasury Services Provider or Eligible Commodity Hedging Counterparty]

The Joining Party, as an [ELIGIBLE COMMODITY HEDGING COUNTERPARTY]/[INTEREST RATE HEDGE BANK]/[TREASURY SERVICES PROVIDER] under [describe applicable Secured Commodity Hedge, Secured Interest Rate Hedge or Secured Treasury Services Agreement] hereby becomes a SECURED PARTY under the Intercreditor Agreement.

Each of the Borrower and the Joining Party hereby agree for the benefit of the Secured Parties as follows:

(1) The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Party will be deemed to be a party to the Intercreditor Agreement, and, from and after the date hereof, shall have all of the obligations of a [SECURED DEBT REPRESENTATIVE]/[SECURED PARTY]/[ELIGIBLE COMMODITY HEDGING COUNTERPARTY]/[INTEREST RATE HEDGE BANK]/[TREASURY SERVICES PROVIDER] thereunder as if it had executed the Intercreditor Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the [SECURED DEBT REPRESENTATIVE]/[SECURED

PARTY]/[ELIGIBLE COMMODITY HEDGING COUNTERPARTY]/[INTEREST RATE HEDGE BANK]/ ]/[SECURED PARTY IN ITS CAPACITY AS A LENDER OR ISSUING BANK UNDER A SECURED CREDIT FACILITY]/[TREASURY SERVICES PROVIDER] contained in the Intercreditor Agreement. The obligations to be secured under [describe applicable Financing Document] are hereby designated “Obligations” and will be secured equally and ratably with all existing and future Obligations permitted by the Financing Documents. Each of the Borrower and each other Grantor has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations to ensure that the [describe applicable Financing Document] is secured by the Collateral in accordance with the Security Documents. Attached as Exhibit 1 hereto is a Reaffirmation Agreement duly executed by the Borrower and each other Grantor, and

(2) [To the extent the Joining Party is joining as a Secured Debt Representative as agent or trustee for one or more Secured Parties, the Joining Party acknowledges that it has the authority to bind such Secured Parties to the Intercreditor Agreement and such Secured Parties are hereby bound by the terms and conditions of the Intercreditor Agreement.]2 The Joining Party hereby agrees [(on behalf of itself and any Secured Party claiming through it)] to comply with the terms of the Intercreditor Agreement.

(3) Each of the undersigned Grantors hereby consents to the designation of [describe applicable Financing Document] as Obligations as set forth in the Accession Agreement of even date herewith and hereby confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Financing Documents to which it is party, and agrees that, notwithstanding the designation of such additional indebtedness or any of the transactions contemplated thereby, such guarantees, pledges, grants of security interests and other obligations, and the terms of each Financing Document to which it is a party, are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and such additional secured debt shall be entitled to all of the benefits of such Financing Documents.

(4) The address of the Joining Party for purposes of all notices and other communications under the Intercreditor Agreement is [                    ,                     ], Attention of [                    ] (Facsimile No. [                    ], electronic mail address: [                    ]).

(5) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

(6) The provisions of Section 9.6 and Section 9.9 of the Intercreditor Agreement will apply with like effect to this Accession Agreement.

[2]	Insert if the Joining Party is an agent or trustee under a Secured Credit Facility.

2

IN WITNESS WHEREOF, each of the Joining Party, each Grantor and the Collateral Trustee has caused this Accession Agreement to be duly executed by its respective authorized representative, as of the day and year first above written.

[JOINING PARTY]

By:
Name:
Title:

Acknowledged:

DYNEGY POWER, LLC,

By:
Name:
Title:

[INSERT DETAILS OF ALL GRANTORS UNDER SECURITY DOCUMENTS AS AT DATE OF THIS ACCESSION AGREEMENT]

By:
Name:
Title:

Acknowledged:

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH, as Collateral Trustee

By:
Name:
Title:

EXHIBIT B

FORM OF

ADDITIONAL GUARANTOR ACCESSION AGREEMENT

Reference is made to that certain Collateral Trust and Intercreditor Agreement (as amended, modified, restated or supplemented from time to time, the “Intercreditor Agreement”), dated as of August 5, 2011 by and among Intermediate Holdings, the Borrower, the Subsidiary Guarantors, the Collateral Trustee, the Administrative Agent and each of the other Persons party thereto from time to time in accordance with the terms thereof. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Intercreditor Agreement. This Additional Guarantor Accession Agreement is being executed and delivered pursuant to Section 9.17 of the Intercreditor Agreement.

1. Joinder. The undersigned,             , a             , hereby agrees to become party as a Grantor under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2. Governing Law and Miscellaneous Provisions. The provisions of Section 9.6 and Section 9.9 of the Intercreditor Agreement will apply with like effect to this Additional Guarantor Accession Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Additional Guarantor Accession Agreement to be executed by their respective officers or representatives as of             , 20    .

[                    ]

By:
Name:
Title:

The Collateral Trustee hereby acknowledges receipt of this Additional Guarantor Accession Agreement and agrees to act as Collateral Trustee with respect to the Collateral pledged by the new Grantor:

                    , as Collateral Trustee

2